NEWS RELEASE	TALX

Contact:	L. Keith Graves
Phone:	314-214-7000
E-mail:	lkg@talx.com

TALX REPORTS FOURTH-QUARTER REVENUES AND EARNINGS;
PROVIDES GUIDANCE FOR FISCAL 2005

     ST. LOUIS, Mo. (May 12, 2004) – TALX Corporation (NASDAQ: TALX) today reported earnings from continuing operations of $4.0 million, or $0.28 per diluted share, for the fiscal fourth quarter ended March 31, compared with $3.7 million, or $0.26 per diluted share, for the year-ago period. Earnings in the fiscal fourth quarter reflect a $0.02 per share charge for incremental legal costs related to the settlement of a class-action lawsuit.

     Revenues rose 5 percent to $33.3 million from $31.6 million in the year-earlier quarter, attributable to a 31 percent increase in revenues for The Work Number services. Revenues for unemployment cost management services decreased 7 percent and aggregate revenues in the non-core maintenance and support and customer premises systems businesses declined 24 percent from the year-ago quarter.

     For fiscal 2004, earnings from continuing operations increased 12 percent to $12.5 million, or $0.88 per diluted share, from $11.2 million, or $0.79 per diluted share, for fiscal 2003. Revenues rose 7 percent to $124.4 million from $115.9 million. All prior-year amounts have been reclassified to report as discontinued operations the human resources and benefits application services business, which became a discontinued operation in April 2003.

     William W. Canfield, president and chief executive officer, commented, “Fiscal 2004 was a successful year for TALX in spite of mixed economic conditions. We continued to execute our payroll-centric strategy and consolidate our acquisitions, thereby delivering solid value to our shareholders. Most importantly, we were able to capitalize on our cross-selling opportunities, strengthening customer relationships, particularly by introducing the unemployment cost management client base to additional TALX capabilities.”

     Turning to specific operations, Canfield explained, “The Work Number services closed out the year with a record quarter for revenues. For the year, this business generated revenue growth of 30 percent, attributable in part to the continued broadening of its verifier base, significantly expanding its transactions beyond mortgage and refinancing activity.”

Additionally, the fiscal 2004 gross margin for this business improved 430 basis points to 70.1 percent from 65.8 percent the year before. Much of that improvement comes from the increased use of cost-effective web-based programs to deliver employment verification, time reporting and electronic payroll services.

     The company reported that the total number of employment records on The Work Number services increased to 90.1 million at March 31 from 76.4 million a year ago, representing an 18 percent gain. The company added 2.6 million employment records during the quarter, a 3 percent increase over the previous sequential quarter. Total employment records under contract, including those in contract backlog to be added to the database, increased 19 percent to 97.2 million at March 31 from 82.0 million a year earlier and 4 percent over the previous sequential quarter total of 93.2 million.

     Overall uncertain economic conditions contributed to a decline in fiscal 2004 revenues in the unemployment cost management business. This business experienced a slowdown in activity within the tax consulting unit and lower overall claims volumes, which limited the ability to generate additional revenues over contracted limits. Canfield noted, “While the revenue levels were not up to our expectations, the addition of the unemployment cost management business has been an important contributor to our overall profitability as well as to the growth in The Work Number services, resulting from selling those services to our UC eXpress client base.” Gross margin in the unemployment cost management business increased 140 basis points to 51.5 percent for the quarter from 50.1 percent for the same quarter last year. Canfield added, “We were pleased to see this improvement in gross margin, in spite of the lower revenues. With the operational integration substantially complete, we are now realizing cost savings. This is the second sequential quarter of gross margin improvement and we expect this improvement to continue through new and ongoing process improvement initiatives.”

     In addition to strong financial results, TALX achieved the following:

•	Continued to implement its acquisition strategy with the addition of Johnson and Associates earlier in the year and the unemployment cost management and employment verification businesses of the Sheakley Group of Companies which became effective April 1, 2004;

•	Generated $21.7 million cash from operating activities;

•	Reduced days sales outstanding in accounts receivable by 6.4 days to 42.3 days at the end of the year;

•	Enhanced management team to position the company for future growth;

•	Repurchased 131,000 shares for $1.8 million;

•	Increased the dividend rate by 25 percent, paying $2.4 million in dividends.

     As announced earlier this month, TALX agreed to settle the outstanding class-action lawsuit, removing uncertainty about its impact on future financial performance. The settlement is subject to certain conditions, as described in our earlier release.

     The company provided guidance for financial performance for the full year and first quarter of fiscal 2005, as follows:

     For the fiscal year ending March 2005:

•	Total revenues – $148 million to $152 million. This represents a 19 to 22 percent increase over fiscal 2004;

•	Diluted earnings per share from continuing operations – $1.07 to $1.10. This represents a 22 to 25 percent increase over fiscal 2004.

     For the first quarter of fiscal 2005 ending June 2004:

•	Total revenues – $34 million to $36 million.

•	Diluted earnings per share from continuing operations – $0.20 to $0.22.

     A conference call to discuss the company’s performance during its fiscal 2004 fourth quarter, as well as its outlook, is scheduled for Thursday, May 13, at 9:00 a.m. Central Daylight Time. To participate in this call, dial (888) 428-4479. A slide presentation will accompany the call on the Web at www.talx.com/2004. Other information of investor interest can be found at www.talx.com/investor and the corporate governance website is located at www.talx.com/governance. A digitized replay of the call will be in effect from 2:15 p.m. CDT on May 13 through 11:59 p.m. on August 13, 2004. The replay number is (800) 475-6701 and the access code is 729211.

     TALX Corporation is a leading business process outsourcer for payroll data-centric services. TALX holds a leadership position in two key employment-related services – automated employment and income verification services via The Work Number® and unemployment cost management services via UC eXpress SM. TALX also provides paperless payroll services, W-2 services, and automated time entry services. Based in St. Louis, Missouri, TALX Corporation’s common stock trades on the Nasdaq Stock Market® under the symbol TALX. For more information about TALX Corporation call 314-214-7000 or access the company’s website at www.talx.com.

     Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, anticipated revenue and earnings in fiscal 2005, the likelihood of consummation of the class-action settlement and its possible financial impact, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements.

     These risks and uncertainties include, without limitation, the risks detailed in the company’s 2003 Form 10-K/A, under the caption “Risk Factors” in “Part 1, Item 1 – Business,” and those described in other documents and reports we file from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to (1) the risks associated with pending litigation, investigations, and possible future proceedings as a result of matters related to our recent financial statement restatements; (2) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (3) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services; (4) risks associated with our ability to maintain the accuracy and confidentiality of our clients’ employee data; (5) the risk that our revenues from The Work Number may fluctuate due to changes in the level of residential mortgage activity and interest rates; (6) risks associated with our ability to prevent breaches of confidentiality as we initiate large-scale processing of verifications; (7) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability could be significantly harmed if those requirements were relaxed; (8) risks associated with any modifications to or failures to extend or re-instate work opportunity or welfare to work tax credit laws; (9) risks associated with any interpretation of laws prohibiting the unauthorized practice of law to include the unemployment cost management or tax services that we provide; (10) risks associated with future challenges regarding applicability of the Fair Credit Reporting Act or any new privacy legislation or interpretation of existing laws; (11) risks associated with changes in economic conditions or unemployment compensation laws; (12) risk of interruption of our computer network and telephone operations including potential slow-down or loss of business as potential clients review our operations; and (13) the risks that the court will not approve our class action settlement, that claimants request exclusion from the settlement who hold a larger than anticipated number of shares, or that the claims analysis on which we relied is inaccurate, and a larger than expected number of claims is submitted which could require us to make an additional payment. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

— tables attached —

TALX Corporation and Subsidiaries
Consolidated Statements of Earnings
(dollars in thousands, except share information)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2004	2003	2004	2003
Revenues:
The Work Number services	$14,010	$10,733	$46,608	$35,934
Unemployment cost management services	18,427	19,789	73,667	74,645
Customer premises systems	—	200	—	1,708
Maintenance and support	824	882	4,120	3,639

Total revenues	33,261	31,604	124,395	115,926

Cost of revenues:
The Work Number services	4,415	3,540	13,947	12,285
Unemployment cost management services	8,938	9,870	37,986	38,338
Customer premises systems	—	82	—	996
Maintenance and support	270	185	1,320	733

Total cost of revenues	13,623	13,677	53,253	52,352

Gross margin	19,638	17,927	71,142	63,574

Operating expenses:
Selling and marketing	6,382	5,416	23,862	18,903
General and administrative	6,734	6,241	26,052	25,180

Total operating expenses	13,116	11,657	49,914	44,083

Operating income	6,522	6,270	21,228	19,491

Other income(expense), net:
Interest income	21	31	71	115
Interest expense	(179)	(343)	(919)	(1,471)
Other, net	(2)	2	3	(2)

Total other income (expense), net	(160)	(310)	(845)	(1,358)

Earnings from continuing operations before income tax expense	6,362	5,960	20,383	18,133
Income tax expense	2,402	2,264	7,890	6,945

Earnings from continuing operations	3,960	3,696	12,493	11,188
Discontinued operations, net of income taxes:
Earnings from discontinued operations, net	43	362	173	1,781
Gain on disposal of discontinued operations, net	26	—	26	—

Earnings from discontinued operations	69	362	199	1,781

Net earnings	$4,029	$4,058	$12,692	$12,969

Basic earnings per share:
Continuing operations	$0.29	$0.27	$0.92	$0.81
Discontinued operations	0.01	0.03	0.02	0.13

Net earnings	$0.30	$0.30	$0.94	$0.94

Diluted earnings per share:
Continuing operations	$0.28	$0.26	$0.88	$0.79
Discontinued operations	—	0.03	0.01	0.12

Net earnings	$0.28	$0.29	$0.89	$0.91

Weighted average number of shares outstanding — basic	13,644,770	13,640,299	13,561,901	13,742,581

Weighted average number of shares outstanding — diluted	14,269,858	14,089,191	14,226,559	14,208,565

TALX Corporation and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share information)

	March 31,	March 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$8,568	$9,409
Short-term investments	1,475	—
Accounts receivable, net	15,456	18,082
Work in progress, less progress billings	1,714	1,115
Prepaid expenses and other current assets	10,406	4,122
Deferred tax assets, net	30	598

Total current assets	37,649	33,326
Restricted cash	38,645	—
Property and equipment, net	8,966	10,315
Capitalized software development costs, net	3,186	3,804
Goodwill	106,739	105,469
Other intangibles, net	17,387	18,450
Other assets	1,418	1,431

	$213,990	$172,795

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,374	$1,560
Accrued expenses and other current liabilities	16,004	11,473
Dividends payable	682	542
Current portion of capitalized lease obligations	12	130
Current portion of long-term debt	10,000	10,000
Income taxes payable	778	482
Deferred revenue	2,803	7,523

Total current liabilities	31,653	31,710
Deferred tax liabilities, net	5,912	3,372
Capitalized lease obligations, less current portion	—	22
Long-term debt, less current portion	40,000	12,000
Other non-current liabilities	2,608	2,508

Total liabilities	80,173	49,612

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares and no shares issued or outstanding at March 31, 2004 and 2003	—	—
Common stock, $.01 par value; authorized 30,000,000 shares, issued 13,948,542 shares at March 31, 2004 and 2003	140	140
Additional paid-in capital	163,190	162,773
Accumulated deficit	(25,536)	(34,721)
Accumulated other comprehensive income:
Unrealized loss on interest rate swap contract, net of tax of $33 at March 31, 2004 and $98 at March 31, 2003	(51)	(158)
Treasury stock, at cost, 301,041 shares at March 31, 2004 and 409,231 shares at March 31, 2003	(3,926)	(4,851)

Total shareholders’ equity	133,817	123,183

	$213,990	$172,795

TALX Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)

	Year Ended March 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$12,692	$12,969
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	8,211	8,306
Deferred taxes	3,108	5,531
Net assets of business held for sale	374	—
Change in assets and liabilities, excluding those acquired:
Accounts receivable, net	2,792	(5,613)
Work in progress, less progress billings	(1,098)	163
Prepaid expenses and other current assets	(7,670)	(678)
Other assets	(231)	36
Accounts payable	(186)	478
Accrued expenses and other current liabilities	4,437	7,621
Income taxes payable	263	127
Deferred revenue	(1,094)	(355)
Other non-current liabilities	100	91

Net cash provided by operating activities	21,698	28,676

Cash flows from investing activities:
Additions to property and equipment	(4,228)	(4,516)
Increase in restricted cash	(38,645)	—
Acquisitions, net of cash received	(1,741)	(20,052)
Purchases of short-term investments	(3,975)	(4,000)
Proceeds from sale of short-term investments	1,700	4,000
Proceeds from maturity of short-term investments	800	—
Capitalized software development costs	(2,169)	(2,123)

Net cash used in investing activities	(48,258)	(26,691)

Cash flows from financing activities:
Issuance of common stock	2,105	1,442
Purchase of common stock	(1,795)	(5,644)
Repayments of capitalized lease obligations	(140)	(156)
Repayments under long-term debt facility	(10,763)	(8,000)
Borrowings under long-term debt facility	38,747	—
Dividends paid	(2,435)	(1,649)

Net cash provided by (used in) financing activities	25,719	(14,007)

Net decrease in cash and cash equivalents	(841)	(12,022)
Cash and cash equivalents at beginning of period	9,409	21,431

Cash and cash equivalents at end of period	$8,568	$9,409

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